UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 6

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0919654
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7900 Xerxes Avenue South, Suite 1800, Minneapolis, Minnesota 55431
(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Junior Participating Preferred Stock	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A dated October 30, 1990, amended as of July 27, 1995, February 22, 1999, December 10, 1999, July 27, 2001 and November 30, 2001 (collectively, as amended to date, the “Form 8-A”), filed by Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), is hereby amended by adding the following:

Effective as of June 24, 2010, the Company entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of November 12, 2001 (the “Rights Agreement”) with The Bank of New York Mellon f/k/a The Bank of New York. The Amendment was executed on June 24, 2010. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

The Amendment increases the Threshold Percentage from 10% to 15%. For holders of the Rights to purchase Series A Junior Participating Preferred Stock of the Company, the effect of such modification is that a Person must be a Beneficial Owner of 15%, rather than 10%, of the outstanding Common Shares of the Company in order for the Rights to become exercisable by holders who are not Acquiring Persons under the Rights Agreement.

The Amendment also effects certain changes requested by the Rights Agent to the provisions of the Rights Agreement that pertain to the Rights Agent. These changes do not affect the rights of holders of the Rights to purchase Series A Junior Participating Preferred Stock of the Company in accordance with the terms of the Rights Agreement.

A copy of the Amendment has been filed as an exhibit hereto and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.	Exhibits.

Item 2 is hereby amended by adding the following exhibit:

1	Amendment No. 1, dated as of June 24, 2010, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

APOGEE ENTERPRISES, INC.

Date: June 25, 2010	By:	/s/ Patricia A. Beithon
Patricia A. Beithon
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

1	Amendment No. 1, dated as of June 24, 2010, to Amended and Restated Rights Agreement, dated as of November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York Mellon f/k/a The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2010).

4